HACKNEY, MILLER & ROBBINS, P.A.
                ATTORNEYS & COUNSELORS AT LAW

                  ADMIRALTY OFFICE TOWER TWO
                 4400 PGA BOULEVARD, SUITE 505
               PALM BEACH GARDENS, FLORIDA 33410
                   Telephone (561) 627-0677
                   Facsimile (561) 625-4685



                            June 24, 1998

To the Board of Directors of Harbor Town Holding Group I, Inc.:

We have acted as counsel for Harbor Town Holding Group I, Inc. a
Florida corporation (the "Company"), in connection with a review of the "spin-off" and the applicability of Section 5 of the Securities Act of 1933, as amended, to the transaction.

In connection with the foregoing, we have examined the Registration Statement on Form 10-SB, Division of Corporation Finance, Securities and Exchange Commission Staff Legal Bulletin No. 4 dated September 16, 1997, SEC Comment Letter dated February 6, 1998, SEC Comment Letter dated March 19, 1998, SEC Comment Letter dated June 16, 1998, SEC Release No. 33-4982 dated July 2, 1969, the Articles of Incorporation and Bylaws of the Company, the form of the certificates evidencing the Shares, the records of proceedings of the directors and shareholders of the Company, certificates of officers of the Company and public officials and such other documentation as we deemed necessary or advisable in order to render the opinions expressed herein.

In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have assumed that there has ben no violation of any applicable state or federal anti-fraud or disclose law or rule in connection with the spin-off transaction.

We have investigated such questions of law for the purposes of rendering this opinion as we have deemed necessary. We are opining herein only as to United States Federal law and the laws of the State of Florida and we are not opining on and assume no responsibility as to the applicability of, the laws of any other jurisdiction.

On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own its properties and to conduct its businesses as now conducted and as proposed to be conducted as described in the Form 10-SB Registration Statement filed on behalf of the Company.

2. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and there is a reasonable basis to conclude that all such shares have been offered, issued, sold and delivered by the Company in compliance with the registration and qualification requirements of all applicable federal and state securities laws.

3. The "spin-off" did not violate Section 5 of the Securities Act of 1933, as amended, for a number of reasons, including but not limited to the fact that due to its structure, the spin-off cannot result in an active trading market for the spun-off shares without there being adequate public information about the issuer. In addition, the parent shareholders did not provide consideration for the spun-off shares, the spin-off is pro-rata to the parent shareholders, the parent had a valid business purpose for the spin-off and adequate information about the spin-off will be provided to the trading markets prior to any public market being developed for the shares. Counsel recognizes that while Staff Legal Bulletin No. 4 was issued to provide guidance in this area, it is not a rule, regulation or statement of the Securities and Exchange Commission. In keeping with the position of the Commission that the focus of a transaction should be substance over form, the substance of the "spin-off" transaction in this instance cannot result in an active trading market for the Company's securities without there being adequate public information about the issuer. Consequently, the "form" of the staff's position in Legal Bulletin No. 4 is irrelevant, since it does not relate to the facts of this case. Even if Legal Bulletin No. 4 carried the legal authority of a rule or regulation of the Commission, due to the unique facts of this case, it would be inapplicable.

Very truly yours

/s/Robert C. Hackney for
Hackney, Miller & Robbins, P.A.